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                     January 31, 2024

       Dato    Maznah Abdul Binti Jalil
       Chief Executive Officer
       Liberty Resources Acquisition Corp.
       10 East 53rd Street, Suite 3001
       New York, NY 10022

                                                        Re: Liberty Resources
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 19,
2024
                                                            File No. 001-40883

       Dear Dato    Maznah Abdul Binti Jalil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker